Exhibit 99.1

THE WENDY’S COMPANY REPORTS FIRST QUARTER 2017 RESULTS

North America same-restaurant sales increase 1.6% (+5.2% on a two-year basis);

17th consecutive quarter of positive same-restaurant sales

33 global restaurant openings during first quarter of 2017

Company reiterates 2020 G&A expense savings target of approximately $35 million;

expects to achieve approximately three-quarters of savings by end of 2018

Dublin, Ohio (May 10, 2017) – The Wendy’s Company (NASDAQ: WEN) today reported unaudited results for the first quarter ended April 2, 2017.

“We are pleased with our solid first quarter results as we were able to deliver high quality of earnings despite tough prior year comparisons,” President and Chief Executive Officer Todd Penegor said. “Driven by our continued focus on profitably growing customer counts with a balanced marketing plan, we have now recorded 17 consecutive quarters of positive same-restaurant sales in North America. In addition to consistently delivering solid same-restaurant sales, we continue to build momentum towards our global expansion goals with 33 total new restaurant openings during the first quarter. Along with our exceptional and dedicated franchisees, we remain committed to our brand purpose of creating joy and opportunity through our food, family and community, and delighting every customer.”

First Quarter 2017 Summary

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Operational Highlights	Three Months Ended
	April 2, 2017	April 3, 2016
	(Unaudited)

North America Same-Restaurant Sales Growth(1)	1.6%	3.6%

Global Restaurant Openings
North America - Total / Net	18 / 6	25 / 4
International - Total / Net	15 / 8	5 / -1
Global Restaurant Openings - Total / Net	33 / 14	30 / 3

Global Systemwide Sales (In US$ Millions)(2)
North America	$2,337.4	$2,275.6
International(3)	$ 112.5	$ 99.3
Global Systemwide Sales	$2,449.9	$2,374.9

Operational Highlights (Continued)	Three Months Ended
	April 2, 2017	April 3, 2016
	(Unaudited)

Global Systemwide Sales Growth(1)
North America	2.5%	5.4%
International(3)	14.1%	1.0%
Global Systemwide Sales Growth	3.0%	5.2%

(1)	Same-restaurant sales growth and systemwide sales growth are calculated on a constant currency basis and include sales by both Company-operated and franchise restaurants.
(2)	Systemwide sales include sales at both Company-operated and franchise restaurants. Sales by franchise restaurants are not recorded as Company revenues. However, the Company’s royalty revenues are computed as percentages of sales made by franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and therefore on the Company’s profitability.
(3)	Excludes Venezuela.

Financial Highlights

•	Total revenues were $285.8 million in the first quarter of 2017, compared to $378.8 million in the first quarter of 2016. The 24.6 percent decrease resulted primarily from the ownership of 301 fewer Company-operated restaurants at the end of the first quarter 2017 compared to the beginning of the first quarter 2016, which resulted in fewer sales at Company-operated restaurants, partly offset by higher franchise royalty revenue and fees and franchise rental income.

•	Company-operated restaurant margin was 16.7 percent in the first quarter of 2017, compared to 17.2 percent in the first quarter of 2016. The 50 basis-point decrease was primarily the result of increased labor rates, partly offset by lower commodity costs.

•	General and administrative expense was $52.4 million in the first quarter of 2017, compared to $64.7 million in the first quarter of 2016. The 19.0 percent decrease resulted primarily from lower professional fees and legal reserves, a year-over-year decrease in incentive compensation accruals and cost savings related to the Company’s system optimization initiative.

•	Operating profit was $60.7 million in the first quarter of 2017, compared to $63.8 million in the first quarter of 2016. The 4.9 percent decrease resulted primarily from a year-over-year increase in other operating expense that was related to a lease buyout gain recognized in the first quarter of 2016, partly offset by lower depreciation and amortization expense and reorganization and realignment costs, in addition to the items discussed above.

•	Net income was $22.3 million in the first quarter of 2017, compared to $25.4 million in the first quarter of 2016. The 12.2 percent decrease resulted primarily from the items discussed above.

•	Adjusted EBITDA was $89.2 million in the first quarter of 2017, compared to $98.1 million in the first quarter of 2016. The 9.1 percent decrease resulted primarily from a year-over-year increase in other operating expense that was related to a lease buyout gain recognized in the first quarter of 2016 and the ownership of 301 fewer Company-operated restaurants at the end of the first quarter of 2017 compared to the beginning of the first quarter of 2016.

•	Adjusted EBITDA margin (adjusted EBITDA divided by total revenues) was 31.2 percent in the first quarter of 2017, compared to 25.9 percent in the first quarter of 2016. The 530 basis-point improvement reflects the positive impact of the Company’s system optimization initiative.

•	Reported diluted earnings per share were $0.09 in the first quarter of 2017, compared to $0.09 in the first quarter of 2016.

•	Adjusted earnings per share were $0.09 in the first quarter of 2017, compared to $0.11 in the first quarter of 2016. The 18.2 percent decrease resulted primarily from the items discussed above and reflects a 7 percent year-over-year reduction in the weighted average diluted shares outstanding.

•	Cash flows from operations were $38.6 million in the first quarter of 2017, compared to $50.8 million in the first quarter of 2016. The 24.0 percent decrease was primarily the result of an increase in working capital and year-over-year decreases in net receipt of deferred vendor incentives and net income.

•	Capital expenditures were $14.8 million in the first quarter of 2017, compared to $38.8 million in the first quarter of 2016.

•	Free cash flow (cash flows from operations minus capital expenditures) was $23.8 million in the first quarter of 2017, compared to $12.0 million in the first quarter of 2016. The 98.3 percent increase resulted primarily from a year-over-year decrease in capital expenditures, in addition to the items discussed above.

Company provides additional details regarding G&A expense savings initiative

As previously announced at the Company’s Investor Day on February 16, 2017, the Company expects to reduce G&A expense to approximately 1.5 percent of global systemwide sales by 2020 on its path to an adjusted EBITDA margin of 38 to 40%. Approximately three-quarters of the total G&A expense reduction of approximately $35 million is expected to be realized by the end of 2018, with the remainder of the savings being realized in 2019. The Company expects to incur total costs aggregating approximately $28 million to $33 million, of which $23 million to $27 million will be cash expenditures, related to these savings. The cash expenditures are expected to begin in the second half of 2017 and continue into 2019, with approximately half of the total cash expenditures occurring in 2018.

Image Activation

Image Activation, which includes reimaging existing restaurants and building new restaurants, remains an integral part of our global growth strategy. With 33 percent of the global system featuring the new image, the Company and its franchisees continue to expect to have approximately 42 percent of the global system image activated by the end of 2017. The Company is reiterating its 2017 net new unit growth expectations of approximately 1 percent in North America and approximately 12.5 percent in International.

The Company continues to facilitate franchisee-to-franchisee restaurant transfers (“Buy and Flips”) in order to ensure restaurants are operated by well-capitalized franchisees that are committed to long-term growth. During the first quarter the Company facilitated 116 Buy and Flips and now expects to complete approximately 475 in 2017, which exceeds the original target by 75.

Company declares quarterly dividend

The Company announced today the declaration of its regular quarterly cash dividend of $0.07 per share, payable on June 15, 2017, to shareholders of record as of June 1, 2017. The number of common shares outstanding as of May 4, 2017 was 245.5 million.

Company repurchases 1.3 million shares for $17.8 million in first quarter

The Company repurchased 1.3 million shares for $17.8 million in the first quarter at an average price of $13.50 per share. The Company has approximately $132 million remaining on its existing $150 million share repurchase authorization, which expires March 4, 2018.

2017 outlook

This release includes forward-looking guidance for certain non-GAAP financial measures, including adjusted EBITDA, adjusted earnings per share and adjusted tax rate. The Company excludes certain expenses and benefits from adjusted EBITDA, adjusted earnings per share and adjusted tax rate, such as impairment of long-lived assets, reorganization and realignment costs and system optimization gains, net. Due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable without unreasonable effort to provide projections of net income, earnings per share or reported tax rate or a reconciliation of projected adjusted EBITDA, adjusted earnings per share or adjusted tax rate to projected net income, earnings per share or reported tax rate.

During 2017, the Company now expects:

•	Adjusted EBITDA of approximately $400 to $406 million, an increase of approximately 2 to 4 percent compared to 2016.

•	Company-operated restaurant margin of approximately 18.5 percent.

•	Commodity cost inflation of approximately 1.5 to 2.0 percent compared to 2016.

•	General and administrative expense at the low end of its previously issued range of approximately $210 to $220 million.

In addition, the Company continues to expect:

•	Adjusted earnings per share of approximately $0.45 to $0.47, an increase of approximately 13 percent to 18 percent compared to 2016.

•	Same-restaurant sales growth of approximately 2 to 3 percent for the North America system.

•	Labor inflation of approximately 4 percent.

•	Interest expense of approximately $115 million.

•	Depreciation and amortization expense of approximately $120 million, including accelerated depreciation of approximately $2 million.

•	Cash flows from operations of approximately $240 to $275 million.

•	Capital expenditures of approximately $80 to $90 million.

•	Free cash flow of approximately $160 to $185 million.

•	An adjusted tax rate of approximately 32 to 34 percent.

Company on track to achieve 2020 goals

The Company continues to expect to achieve the following goals by the end of 2020:

•	Global systemwide sales (in constant currency and excluding Venezuela) of ~$12 billion.

•	Global restaurant count of ~7,500.

•	Global Image Activation of at least 70 percent.

•	Adjusted EBITDA margin of 38 to 40 percent.

•	Free cash flow of ~$275 million (capital expenditures of ~$65 million).

Conference call and webcast scheduled for 9:00 a.m. today, May 10

The Company will host a conference call today at 9 a.m. ET, with a simultaneous webcast from the Investors section of the Company’s website at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast will be available on the Company’s website at www.aboutwendys.com.

Forward-looking statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism;

(9)	risks associated with failures, interruptions or security breaches of the Company’s computer systems or technology, or the occurrence of cyber incidents or a deficiency in cyber security that impacts the Company or its franchisees, including the cybersecurity incident previously announced;

(10)	the effects of negative publicity that can occur from increased use of social media;

(11)	the availability of suitable locations and terms for the development of new restaurants;

(12)	risks associated with the Image Activation program;

(13)	adoption of new, or changes in, laws, regulations or accounting standards, policies and practices;

(14)	changes in debt, equity and securities markets;

(15)	goodwill and long-lived asset impairments;

(16)	changes in interest rates;

(17)	the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, including the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation;

(18)	the difficulty in predicting the ultimate costs that will be incurred in connection with the Company’s plan to reduce its general and administrative expense, and the future impact on the Company’s earnings;

(19)	risks associated with the Company’s debt refinancing, including the ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants, and restrictions on the Company’s ability to raise additional capital;

(20)	risks associated with the amount and timing of share repurchases under the $150 million share repurchase program approved by the Board of Directors; and

(21)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact.

The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

There can be no assurance that any additional regular quarterly cash dividends will be declared or paid after the date hereof, or of the amount or timing of such dividends, if any. Future dividend payments, if any, are subject to applicable law, will be made at the discretion of the Board of Directors and will be based on such factors as The Wendy’s Company’s earnings, financial condition and cash requirements and other factors.

Disclosure regarding non-GAAP financial measures

In addition to the GAAP financial measures presented in this release, the Company has included certain non-GAAP financial measures in this release, including adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and systemwide sales. Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and adjusted tax rate exclude certain expenses and benefits as detailed in the reconciliation tables that accompany this release. The Company uses these non-GAAP financial measures as internal measures of business operating performance and as performance measures for benchmarking against the Company’s peers and competitors. Adjusted EBITDA and adjusted earnings per share are also used by the Company in establishing performance goals for purposes of executive compensation.

The Company believes its presentation of adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and systemwide sales provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance. The Company believes these non-GAAP financial measures are important supplemental measures of operating performance because they eliminate items that vary from period to period without correlation to our core operating performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature and/or size of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of our future operating performance. The Company believes investors, analysts and other interested parties use adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and systemwide sales in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.

This release also includes guidance regarding the Company’s free cash flow. Free cash flow is a non-GAAP financial measure that is used by the Company as an internal measure of liquidity. The Company defines free cash flow as cash flows from operations minus capital expenditures, both as reported under GAAP. The Company believes free cash flow is an important liquidity measure for investors and other interested persons because it communicates how much cash flow is available for working capital needs or to be used for repurchasing shares, paying dividends, repaying or refinancing debt, financing possible acquisitions or investments or other uses of cash.

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate, free cash flow and systemwide sales are not recognized terms under U.S. General Accepted Accounting Principles, and the Company’s presentation of these non-GAAP financial measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not calculate adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate, free cash flow and systemwide sales (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures.

Key business measures

The Company tracks its results of operations and manages its business using certain key business measures, including same-restaurant sales and systemwide sales, which are measures commonly used in the quick-service restaurant industry that are important to understanding Company performance. Same-restaurant sales and systemwide sales each include sales by both Company-operated and franchise restaurants. The Company reports same-restaurant sales for new restaurants after they have been open for 15 continuous months and for reimaged restaurants as soon as they reopen.

Sales by franchise restaurants are not recorded as Company revenues and are not included in the Company’s consolidated financial statements. However, the Company’s royalty revenues are computed as percentages of sales made by Wendy’s franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and therefore on the Company’s profitability.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 30 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.

Investor Contact:

Peter Koumas

Director - Investor Relations

(614) 764-8478

peter.koumas@wendys.com

Media Contact:

Heidi Schauer

Director - Corporate Communications

(614) 764-3368

heidi.schauer@wendys.com

The Wendy’s Company and Subsidiaries

Condensed Consolidated Statements of Operations

Three Month Periods Ended April 2, 2017 and April 3, 2016

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	2017	2016 (a)
Revenues:
Sales	$148,212	$259,332
Franchise royalty revenue and fees	94,690	88,895
Franchise rental income	42,917	30,560

	285,819	378,787

Costs and expenses:
Cost of sales	123,407	214,736
Franchise rental expense	18,868	14,657
General and administrative	52,450	64,646
Depreciation and amortization	29,165	32,345
System optimization gains, net	(1,407)	(8,426)
Reorganization and realignment costs	181	3,250
Impairment of long-lived assets	510	7,105
Other operating expense (income), net	1,925	(13,355)

	225,099	314,958

Operating profit	60,720	63,829
Interest expense	(28,975)	(28,109)
Other income, net	389	262

Income before income taxes	32,134	35,982
Provision for income taxes	(9,793)	(10,619)

Net income	$22,341	$25,363

Basic and diluted net income per share	$.09	$.09

Number of shares used to calculate basic income per share	246,606	270,214

Number of shares used to calculate diluted income per share	254,239	274,750

(a)	2016 condensed consolidated statement of operations reflects reclassifications to conform to the current year presentation.

The Wendy’s Company and Subsidiaries

Condensed Consolidated Balance Sheets

As of April 2, 2017 and January 1, 2017

(In Thousands Except Per Share Amounts)

	April 2, 2017	January 1, 2017
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$193,235	$198,240
Restricted cash	49,339	57,612
Accounts and notes receivable, net	90,324	98,825
Inventories	2,721	2,851
Prepaid expenses and other current assets	27,515	19,244
Advertising funds restricted assets	75,396	75,760

Total current assets	438,530	452,532
Properties	1,190,550	1,192,339
Goodwill	741,658	741,410
Other intangible assets	1,314,540	1,322,531
Investments	56,954	56,981
Other assets	210,093	173,521

Total assets	$3,952,325	$3,939,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$24,900	$24,652
Accounts payable	21,852	27,635
Accrued expenses and other current liabilities	86,466	102,034
Advertising funds restricted liabilities	75,396	75,760

Total current liabilities	208,614	230,081
Long-term debt	2,527,819	2,487,630
Deferred income taxes	444,084	446,513
Other liabilities	246,959	247,354

Total liabilities	3,427,476	3,411,578
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.10 par value; 1,500,000 shares authorized; 470,424 shares issued; 246,202 and 246,574 shares outstanding, respectively	47,042	47,042
Additional paid-in capital	2,876,440	2,878,589
Accumulated deficit	(283,916)	(290,857)
Common stock held in treasury, at cost; 224,222 and 223,850 shares, respectively	(2,053,962)	(2,043,797)
Accumulated other comprehensive loss	(60,755)	(63,241)

Total stockholders’ equity	524,849	527,736

Total liabilities and stockholders’ equity	$3,952,325	$3,939,314

The Wendy’s Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Three Month Periods Ended April 2, 2017 and April 3, 2016

(In Thousands)

(Unaudited)

	Three Months Ended
	2017	2016
Cash flows from operating activities:
Net income	$22,341	$25,363
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,165	33,290
Share-based compensation	3,559	5,081
Impairment of long-lived assets	510	7,105
Deferred income tax	(938)	(8,365)
Non-cash rental income, net	(2,728)	(1,962)
Net receipt of deferred vendor incentives	9,602	12,810
System optimization gains, net	(1,407)	(8,426)
Distributions received from TimWen joint venture	2,439	2,689
Equity in earnings in joint ventures, net	(1,846)	(1,899)
Accretion of long-term debt	308	304
Amortization of deferred financing costs	2,000	1,869
Reclassification of unrealized losses on cash flow hedges	723	723
Other, net	1,590	2,804
Changes in operating assets and liabilities:
Restricted cash	15	42
Accounts and notes receivable, net	(1,818)	758
Inventories	130	431
Prepaid expenses and other current assets	(1,328)	(3,665)
Accounts payable	(2,485)	854
Accrued expenses and other current liabilities	(21,180)	(18,998)

Net cash provided by operating activities	38,652	50,808

Cash flows from investing activities:
Capital expenditures	(14,811)	(38,858)
Acquisitions	—	(2,209)
Dispositions	1,650	41,185
Payments for investments	(58)	(64)
Notes receivable, net	(1,754)	(1,327)
Changes in restricted cash	8,545	1,045

Net cash used in investing activities	(6,428)	(228)

Cash flows from financing activities:
Repayments of long-term debt	(6,159)	(6,696)
Deferred financing costs	(415)	(138)
Repurchases of common stock	(16,026)	(47,601)
Dividends	(17,273)	(16,214)
Proceeds from stock option exercises	4,459	3,674
Payments related to tax withholding for share-based compensation	(2,559)	(2,601)

Net cash used in financing activities	(37,973)	(69,576)

Net cash used in operations before effect of exchange rate changes on cash	(5,749)	(18,996)
Effect of exchange rate changes on cash	744	4,703

Net decrease in cash and cash equivalents	(5,005)	(14,293)
Cash and cash equivalents at beginning of period	198,240	327,216

Cash and cash equivalents at end of period	$193,235	$312,923

The Wendy’s Company and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended
	2017	2016

Net income	$22,341	$25,363
Provision for income taxes	9,793	10,619

Income before income taxes	32,134	35,982
Other income, net	(389)	(262)
Interest expense	28,975	28,109

Operating profit	60,720	63,829
Plus (less):
Depreciation and amortization	29,165	32,345
System optimization gains, net	(1,407)	(8,426)
Reorganization and realignment costs	181	3,250
Impairment of long-lived assets	510	7,105

Adjusted EBITDA	$89,169	$98,103

Adjusted EBITDA margin	31.2%	25.9%

Reconciliation of Net Income and Diluted Earnings Per Share to

Adjusted Income and Adjusted Earnings Per Share

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	2017	2016

Net income	$22,341	$25,363

Plus (less):
Depreciation of assets that will be replaced as part of the Image Activation initiative	449	1,822
System optimization gains, net	(1,407)	(8,426)
Reorganization and realignment costs	181	3,250
Impairment of long-lived assets	510	7,105

Total adjustments	(267)	3,751
Income tax impact on adjustments[1]	(34)	175

Total adjustments, net of income taxes	(301)	3,926

Adjusted income	$22,040	$29,289

Diluted earnings per share	$.09	$.09
Total adjustments per share, net of income taxes	.00	.02

Adjusted earnings per share	$.09	$.11

[1]	The provision for income taxes on “System optimization gains, net” was $407 and $4,862 for the three months ended April 2, 2017 and April 3, 2016, respectively. The provision for income taxes on “System optimization gains, net” includes the impact of changes to state deferred taxes and changes to valuation allowances on state net operating loss carryforwards. Additionally, 2016 includes the impact of non-deductible goodwill disposed of in connection with our system optimization initiative. The benefit from income taxes on all other adjustments was calculated using an effective tax rate of 38.67% for the three months ended April 2, 2017 and 38.50% for the three months ended April 3, 2016.